VETERINARY CENTERS OF AMERICA, INC. REPORTS
                 SECOND QUARTER AND SIX-MONTH FINANCIAL RESULTS

                     COMPANY REPORTS 33% INCREASE IN EPS ON
                          RECORD EARNINGS AND REVENUES

                  SANTA MONICA, CA, JULY 23, 1998 -- VETERINARY CENTERS OF AMERICA, INC. (NASDAQ NM SYMBOL: VCAI) today reported financial results for the second quarter and the six months ended June 30, 1998.

                  Earnings per share for the second quarter ended June 30, 1998 increased 33% to $0.28 per share (diluted) from $0.21 per share (diluted) in the second quarter of 1997. Revenues in the second quarter of 1998 increased 20% to a record $76,072,000 from $63,193,000 in the second quarter last year. Net income for the quarter increased 40% to $6,081,000 compared to $4,351,000 in the second quarter of 1997.

                  For the six months ended June 30, 1998, earnings per share increased 39% to $0.39 per share (diluted) from $0.28 per share (diluted) in the corresponding period in 1997. For the six months ended June 30, 1998, revenues increased 17% to a record $139,384,000 from $119,216,000 in the six months ended June 30, 1997. Net income in 1998 increased 46% to $8,388,000 compared to $5,761,000 in the corresponding period in 1997.

                  Bob Antin, Chairman and CEO, stated, "We are pleased with our second quarter operating results. Our record earnings for the second quarter reflect the success of implementing our strategy to leverage our growing revenue base. On a 20% revenue increase, our operating income in the second quarter increased 34% to $13,421,000 and our net income increased 40% to $6,081,000."

                  Bob Antin further stated, "The acquisition of Lab Corp during the second quarter further strengthens our position as the #1 provider of laboratory diagnostic services in the United States. While the integration continues, we expect to be fully integrated by the end of the year.

                  "VCA continues to maintain its leadership role as the largest provider of pet care in the United States."

                  VETERINARY CENTERS OF AMERICA, INC. owns and operates the largest network of free-standing veterinary hospitals and the largest network of veterinary-exclusive clinical laboratories in the country. In addition, VCA owns a partnership interest in Vet's Choice, a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Company (NYSE Symbol: HNZ), which markets and distributes a complete line

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         of  specialty  pet foods,  as well as an  interest  in  Veterinary  Pet
         Insurance, Inc., the nation's largest pet health insurance company.

                  With the exception of the historical information, the matters discussed above include forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the level of direct costs and the ability of the Company to maintain gross revenues at a level necessary to maintain gross profit margins, the level of selling, general and administrative costs, the effects of competition, the continued success of the Company's integration process, the effects of the Company's recent acquisitions and its ability to effectively manage its growth, the continued implementation of its management information systems, pending litigation and governmental investigations, and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filings with the Securities and Exchange Commission on Forms 8-K, 10-Q and 10-K and the reader is directed to these reports for a further discussion of important factors which could cause actual results to differ materially from those in the forward-looking statements.

                       VETERINARY CENTERS OF AMERICA, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                           (UNAUDITED - IN THOUSANDS)


                                   Three Months                    Six Months
                                  Ended June 30,                 Ended June 30,
                              1998           1997            1998         1997
                            --------       --------       --------      --------
Revenues:
  Animal Hospital           $53,518        $45,929        $99,102       $85,868
  Laboratory                 24,142         18,482         43,244        34,728
  Pet Food                     --             --             --           1,064
  Eliminations               (1,588)        (1,218)        (2,962)       (2,444)
                            --------       --------       --------      --------
                             76,072         63,193        139,384       119,216
                            --------       --------       --------      --------

Direct Costs                 55,051         45,783        103,558        89,303

Gross Profit:
  Animal Hospital            12,833         10,437         21,549        16,811
  Laboratory                  8,188          6,973         14,277        12,534
  Pet Food                     --             --             --             568
                            --------       --------       --------      --------
                             21,021         17,410         35,826        29,913
                            --------       --------       --------      --------

General & Administrative:
  Corporate                   3,124          3,692         6,746          7,181
  Laboratory                  1,353            953         2,619          1,913
  Pet Food                     --             --            --              400
                            --------       --------      --------       --------
                              4,477          4,645         9,365          9,494
                            --------       --------      --------       --------

Depreciation &
 Amortization                 3,123          2,732         6,259          5,460
                            --------       --------      --------       --------
Operating Income             13,421         10,033        20,202         14,959

Interest Expense, Net         2,329          2,081         4,613          3,879
                            --------       --------      --------       --------
Income Before Minority
 Interest and Income Taxes   11,092          7,952        15,589         11,080

Minority Interest Expense       223            120           378            291

Provision for Income Taxes    4,788          3,481         6,823          5,028
                            --------       --------      --------       --------

Net Income                  $ 6,081        $ 4,351       $ 8,388        $ 5,761
                            ========       ========      ========       ========

Basic Earnings Per Share    $  0.30        $  0.22       $  0.42        $  0.30
                            ========       ========      ========       ========
Diluted Earnings Per Share  $  0.28        $  0.21       $  0.39        $  0.28
                            ========       ========      ========       ========

Shares Used for Computing
 Basic EPS                   20,214         19,502        20,210         19,473
                            ========       ========      ========       ========
Shares Used for Computing
     Diluted EPS             21,886         20,884        21,701         20,804
                            ========       ========      ========       ========